SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
ING Clarion Global Real Estate Income Fund

(Exact name of registrant as specified in its charter)

State of Delaware	20-0694172

(State of incorporation or organization)	(IRS Employer Identification No.)

259 North Radnor-Chester Road,
Suite 205
Radnor, Pennsylvania	19087

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Each
to be so Registered	Class is to be Registered
Common Shares of Beneficial Interest	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates:                      (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE

Item 1. Description of Registrant’s Securities to be Registered
The Amended and Restated Agreement and Declaration of Trust of ING Clarion Global Real Estate Income Fund (the “Trust”) authorizes the issuance of an unlimited number of common shares of beneficial interest, par value $.001 per share. Each Common Share has one vote and is fully paid and non-assessable, except that the trustees shall have the power to cause shareholders to pay expenses of the Trust by setting off charges due from common shareholders from declared but unpaid dividends or distributions owed by the holders of Common Shares and/or by reducing the number of Common Shares owned by each respective holder of Common Shares. So long as any Preferred Shares are outstanding, the holders of common shares will not be entitled to receive any distributions from the Trust unless all accumulated dividends on each series of Preferred Shares have been paid through the most recent Dividend Payment Date for such series, unless asset coverage (as defined in the Investment Company Act) with respect to Preferred Shares would be at least 200% after giving effect to the distributions and unless certain other requirements imposed by any rating agencies rating the Preferred Shares have been met. All Common Shares are equal as to dividends, assets and voting privileges and have no conversion, preemptive or other subscription rights.
Item 2. Exhibits
1. Amended and Restated Agreement and Declaration of Trust, incorporated herein by reference to Exhibit (A) to the Registrant’s Form N-2 filed on January 26, 2004 (Securities Act Registration No. 333-110333 and Investment Company Act Registration No. 811-21465) (the “Registration Statement”).
2. Amended and Restated By-Laws, incorporated herein by reference to Exhibit (B) to the Registration Statement.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ING Clarion Global Real Estate Income Fund
Date: August 13, 2007	By:	/s/ T. Ritson Ferguson
T. Ritson Ferguson
Trustee, President and CEO